Exhibit 99.1

Eat24, LLC

Carve-out Financial Statements

(Carve-out of Certain Operations of Yelp Inc.)

For the year ended December 31, 2016

and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited)

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

INDEPENDENT AUDITOR'S REPORT

To Those Charged with Governance

Eat24, LLC

San Francisco, California

Report on the Financial Statements

We have audited the accompanying carve-out financial statements of Eat24, LLC, which comprise the carve-out balance sheet as of December 31, 2016, and the related carve-out statements of operations, changes in net parent investment, and cash flows for the year then ended, and the related notes to the carve-out financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these carve-out financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of carve-out financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these carve-out financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the carve-out financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the carve-out financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the carve-out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the carve out financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of Eat24, LLC as of December 31, 2016, and the results of its operations and its cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 of the carve-out financial statements, which describes the basis of presentation used in preparing these carve-out financial statements. Our opinion is not modified with respect to this matter.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

December 19, 2017

Eat24, LLC
(Carve-out of certain operations of Yelp, Inc.)
Balance Sheets
	September 30, 2017	December 31, 2016
	(unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash	$ ―	$182
Accounts receivable, less allowance for doubtful accounts	3,238	2,708
Prepaid expenses and other current assets	749	130
Total current assets	3,987	3,020
LONG TERM ASSETS:
Property, equipment and software, net of depreciation and amortization	1,476	1,010
Intangible assets, net of amortization	25,490	29,498
Goodwill	111,046	111,046
TOTAL ASSETS	$141,999	$144,574
LIABILITIES AND NET PARENT INVESTMENT
CURRENT LIABILITIES:
Accounts payable	$1,015	$118
Restaurant food liability	18,845	17,274
Taxes payable	222	2,469
Other accruals	1,973	1,899
Total current liabilities	22,055	21,760
LONG TERM LIABILITIES:
Deferred tax liabilities	7,502	9,675
Total liabilities	29,557	31,435
Commitments and contingencies

Net parent investment	112,442	113,139
TOTAL LIABILITIES AND NET PARENT INVESTMENT	$141,499	$144,574

(See Notes to Financial Statements)

Eat24, LLC
(Carve-out of certain operations of Yelp, Inc.)
Statements of Operations

	Fiscal year ended	Nine months ended September 30,
	December 31, 2016	2017	2016
		(unaudited)	(unaudited)
	(in thousands)

Revenues	$61,535	$53,089	$44,946
Costs and expenses
Operations and support	22,749	22,914	16,272
Sales and marketing	19,490	22,135	13,692
Technology (exclusive of amortization)	7,313	6,829	5,284
General and administrative	10,175	7,544	7,330
Depreciation and amortization	5,748	4,650	4,264
Total costs and expenses	65,475	64,072	46,842
Income (loss) before income tax benefit	(3,940)	(10,983)	(1,896)
Income tax benefit	1,319	4,419	498
Net loss	$(2,621)	$(6,564)	$(1,398)

(See Notes to Financial Statements)

Eat24, LLC
(Carve-out of certain operations of Yelp, Inc.)
Statement of Changes in Net Parent Investment

Total Net Parent
Investment
(in thousands)
Balance at December 31, 2015	$126,242
Net loss	(2,621)
Net distributions to Parent	(10,482)
Balance at December 31, 2016	113,139
Net loss (unaudited)	(6,564)
Net contributions from Parent (unaudited)	5,867
Balance at September 30, 2017 (unaudited)	$112,442

(See Notes to Financial Statements)

Eat24, LLC
(Carve-out of certain operations of Yelp, Inc.)
Statements of Cash Flows

	Fiscal year ended	Nine months ended September 30,
	December 31, 2016	2017	2016
		(unaudited)	(unaudited)
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,621)	$(6,564)	$(1,398)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,748	4,650	4,264
Stock-based compensation	4,700	4,992	3,351
Deferred taxes	(2,656)	(2,278)	(1,823)
Changes in operating assets and liabilities:
Accounts receivable	(1,189)	(530)	(673)
Prepaid expenses and other assets	8	(619)	(18)
Restaurant food liability	3,877	1,571	1,560
Accounts payable	(229)	897	(210)
Income taxes payable	1,338	(2,142)	1,325
Other accruals	352	75	(166)
Net cash provided by operating activities	9,328	52	6,212
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and software	(1,082)	(1,108)	(785)
Net cash used in operating activities	(1,082)	(1,108)	(785)
CASH FLOWS FROM FINANCING ACTIVITIES
Net (distributions to) contributions from Parent	(15,182)	874	(12,545)
Net cash provided by (used in) financing activities	(15,182)	874	(12,545)
Net decrease in cash	(6,936)	(182)	(7,118)
Cash at beginning of period	7,118	182	7,118
Cash at end of period	$182	$ ―	$ ―

(See Notes to Financial Statements)

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements

1.	Background and Nature of Operations

The accompanying annual and interim carve-out financial statements include the historical accounts of Eat24, LLC (“Eat24”) a wholly owned subsidiary of Yelp Inc. (“Yelp” or the “Parent”). Eat24 is an online and mobile food ordering platform which connects diners with a wide range of local restaurants. Eat24 generates revenues when diners place an order through the Eat24 platform. Restaurants pay a commission, typically a percentage of the transaction, on orders that are processed on the Eat 24 platform. Eat24 was acquired by Yelp on February 9, 2015 to complement its existing “word of mouth” online informational platform for restaurants and consumers.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying annual and interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) from the consolidated financial statements and accounting records of Yelp using the historical results of operations and historical cost basis of the assets and liabilities that comprise Eat24. These financial statements have been prepared solely to demonstrate its historical results of operations, financial position, and cash flows for the indicated periods under Yelp’s management. Transactions and balances between the Eat24 and Yelp Inc. and its subsidiaries are reflected as related party transactions within these financial statements.

The accompanying annual and interim financial statements include the assets, liabilities, revenues, and expenses that are specifically identifiable to Eat24. In addition, certain costs related to Eat24 have been allocated from the Parent. These costs include business insurance, employee-related insurance, rent and utilities, information technology, stock-based compensation costs and other corporate costs which are attributable to Eat24. The costs associated with these services and support functions (indirect costs) have been allocated to Eat24 using the most meaningful respective allocation methodologies, which were primarily based on proportionate headcount compared to the Parent and its subsidiaries, as well as allocated direct time of Eat24 employees spent on certain projects.

Substantially all cash received by Eat24 was deposited in and commingled with the Parent’s general corporate funds and is not specifically allocated to Eat24. The net results of these cash transactions between Eat24 and the Parent are reflected as net distributions within Net Parent Investment in the accompanying balance sheets. In addition, the net Parent investment represents Yelp’s interest in the recorded net assets of Eat24 and the cumulative net investment by Yelp in Eat24 through the dates presented, inclusive of cumulative operating results.

Management believes the assumptions and allocations underlying the interim financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Yelp to be a reasonable reflection of the utilization of services provided to or the benefit received by Eat24 during the periods presented relative to the total costs incurred by the Parent. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had Eat24 been an entity that operated independently of Yelp. Consequently, future results of operations will include costs and expenses that may be materially different than Eat24’s historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of Eat24’s future results of operations, financial position, and cash flows.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results may differ from these estimates.

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

Cash

Treasury activities, including activities related to Eat24, were centralized by the Parent such that cash collections were automatically distributed to the Parent and reflected as net Parent investment. Eat24 began making these automatic distributions to the Parent during 2016. As a result of this automatic distribution to Yelp, Eat24 did not hold any cash as of September 30, 2017. The Parent places its cash with major financial institutions, which management assesses to be of high credit quality, in order to limit the exposure of each investment.

Concentration of Credit Risk

Financial instruments that potentially subject Eat24 to concentration of credit risk consist primarily of accounts receivable. Credit risk with respect to accounts receivable is dispersed due to Eat24’s large number of customers. In addition, Eat24’s credit risk is mitigated by the relatively short collection period. Collateral is not required for accounts receivable. As of September 30, 2017 and December 31, 2016, there were no customers that accounted for more than 10% of total accounts receivable.

Accounts Receivable

Accounts receivable represents credit card collections for food sale transactions that have been processed but not yet paid. Eat24 considers the nature of accounts receivable to be short term in nature due to the timing of collection. The carrying amount of Eat24’s accounts receivables was reduced by an allowance for doubtful accounts of $0.2 million and $0.6 million that reflects management’s best estimate of amounts that will not be collected as of September 30, 2017 (unaudited) and December 31, 2016, respectively. Eat24 incurs expenses for uncollected credit card receivables (or “chargebacks”), including fraudulent orders, when a diner’s card is authorized but fails to process, and for other unpaid credit card receivables. The allowance is based on historical chargeback loss experience. The allowance is recorded through a charge to bad debt expense which is recognized within general and administrative expense in the statements of operations.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are approximately three to five years.

Website and Software Development Costs

Costs related to website and software are primarily related to Eat24’s website, including support systems. Costs incurred in the preliminary stages of website and software development, together with costs incurred for training and maintenance, are expensed as incurred. Eat24 capitalizes its costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Maintenance and enhancement costs, including those costs in the post-implementation stages, are typically expensed as incurred, unless such costs relate to substantial upgrades and enhancements to the website or software that result in added functionality, in which case the costs are capitalized. Capitalized website and software development costs are amortized on a straight-line basis over the estimated useful life of the related asset, which is generally three years. Amortization expense related to capitalized website and software development costs is included in depreciation and amortization in the statements of operations.

Goodwill

Eat24’s goodwill reflected in these financial statements was allocated to Eat24 by the Parent as part of the purchase of Eat24, LLC by the Parent in February 2015. Accordingly, the goodwill recorded in these financial statements is reflective of the goodwill recorded by the Parent. Goodwill represents the excess of the purchase price in a business combination over the fair value of the net assets acquired at the date of acquisition. The carrying amount of goodwill is reviewed at least annually, or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. Management has the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of its single reporting operating unit is less than its carrying amount as a

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

basis for determining whether it is necessary to perform the two-step goodwill impairment test. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step will be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value. No impairment charges were recorded during the year ended December 31, 2016 or the nine months ended September 30, 2017 (unaudited).

Intangible Assets, net

The Company’s intangible assets reflected in these financial statements represent the cost allocated by the Parent as part of the purchase of Eat24, LLC by the Parent in February 2015. Intangible assets with finite useful lives are amortized using the straight-line method over their estimated useful lives and are reviewed for impairment. Management reviews amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated undiscounted cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair value. No impairment charges were recorded during the year ended December 31, 2016 or the nine months ended September 30, 2017 (unaudited).

Impairment of Long-Lived Assets

Management evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No impairment charges were recorded during the year ended December 31, 2016 or the nine months ended September 30, 2017 (unaudited).

Net Parent Investment

Eat24 has no common stock and does not retain its earnings.  The Net Parent Investment represents the Parent’s historical investment in Eat24, accumulated net income (loss), and the net effect of transactions and allocations from the Parent.

Related Party Transactions

Related party transactions primarily consist of management allocation expense charges from the Parent, as well as net contributions to or distributions from the Parent.

Revenue Recognition

Eat24 generates revenues when diners place an order through the Eat24 platform. Restaurants pay a commission, typically a percentage of the transaction, on orders that are processed on the Eat 24 platform. Eat24 records revenue associated with Yelp Eat24 transactions on a net basis. The Yelp Eat24 Platform partnership provides consumers with online and mobile food ordering and other transactions through third parties directly on Yelp. Eat24 earns a fee on the Platform partnership for acting as an agent for these transactions.

Comprehensive Income

Eat24 does not present any items of comprehensive income.

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

Costs and Expenses

The Company’s costs and expenses primarily consists of credit card processing fees, web hosting, salaries, benefits and stock-based compensation expense for its infrastructure teams related to operating the Company’s online and mobile platform. It also includes creative design for brand advertising and video production expenses. All costs are expensed when incurred.

Sales Taxes

Sales taxes are presented on a net basis in the accompanying statements of operations.

Income Taxes

The provision for income taxes is calculated as if Eat24 completed a separate tax return apart from its Parent, although Eat24 was included in the Parent’s U.S. federal and state income tax returns. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts, using currently enacted tax rates. Tax attributes utilized by the Parent are treated as transactions between Eat24 and the Parent.

Eat24 records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in Eat24’s financial statements or tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Valuation allowances are provided to reduce deferred tax assets to the amount that is more likely than not to be realized.

Eat24 operates in various tax jurisdictions and is subject to audit by various tax authorities. Eat24 provides for tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relative tax law and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

Eat24 recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Advertising Expenses

Advertising costs are expensed in the period in which the advertising takes place and are included in sales and marketing expense in the accompanying statements of operations. Costs of producing advertising are expensed in the period in which production takes place. Total advertising expenses incurred for the year ended December 31, 2016 and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited) were $8.1 million, $12.8 million, and $5.3 million, respectively.

Employee Benefit Plan

Eat24’s eligible employees participated in a qualified 401(k) defined contribution plan sponsored by the Parent. Participants may contribute a portion of their annual compensation up to a maximum annual amount set by the Internal Revenue Service (“IRS”). During the year ended December 31, 2016 and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited), the Parent allocated employee benefit expenses attributable to employer related contributions under the Plan of approximately $0.3 million, $0.3 million and $0.2 million, respectively.

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

Segments

Eat24 considers operating segments to be components of Eat24 in which separate financial information is available that is evaluated regularly by the Parent’s chief operating decision maker in deciding how to allocate resources and in assessing performance. The chief operating decision maker for the Parent is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by product line and geographic region for purposes of allocating resources and evaluating financial performance.

Eat24 has one business activity and there are no segment managers who are held accountable for operations, operating results or plans for levels or components below the consolidated unit level. Accordingly, management has determined that it has a single operating and reporting segment.

Recently Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09 “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605),” and requires entities to recognize revenue when they transfer promised goods or services to customers, in an amount that reflects the consideration that the entity expects to be entitled to in exchange for such goods or services. As currently issued and amended, ASU 2014-09 is effective for Eat24 in the first quarter of 2018, though early adoption is permitted for annual reporting periods beginning after December 15, 2016. In December 2016, the FASB issued guidance on Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The new revenue standard may be applied retrospectively to each prior period presented ("full retrospective"), or retrospectively with the cumulative effect recognized as of the date of adoption ("modified retrospective"). Eat24 expects the adoption of ASU 2014-09 to defer incremental contract acquisition costs on the balance sheet and recognize them over the contract period or expected customer life. Management is currently in the process of evaluating the impact of the adoption of ASU 2014-09 and the related implementation guidance on its financial statements.

In February 2016, FASB issued Accounting Standards Update No. 2016-02, “Leases” (“ASU 2016-02”). The new guidance generally requires an entity to recognize on its balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The standard will be effective Eat24 in the first quarter of 2019 and early adoption is permitted. The new standard requires a modified retrospective transition for existing leases to each prior reporting period presented. Management is currently evaluating the impact of the adoption of ASU 2016-02 on its financial statements.

In August 2016, FASB issued Accounting Standards Update No. 2016-15, “Statement of Cash Flows (Subtopic 230)” (“ASU 2016-15”). The new guidance provides clarity around the cash flow classification for specific issues in an effort to reduce the current and potential future diversity in practice. The standard will be effective for Eat24 in the first quarter of 2018 and early adoption is permitted. Management is currently evaluating the impact of the adoption of ASU 2016-15 on its financial statements.

In November 2016, FASB issued Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Subtopic 230)” (“ASU 2016-18”). The new guidance requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. The standard will be effective for Eat24 in the first quarter of 2018 and early adoption is permitted. Management is currently evaluating the impact of the adoption of ASU 2016-18 on its financial statements.

In January 2017, FASB issued Accounting Standards Update No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). This new guidance simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Entities will now perform goodwill impairment tests by comparing fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The standard will be effective for Eat24 in the first quarter of 2020 and early adoption is permitted. Management is currently evaluating

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

the impact and timing of the adoption of ASU 2017-04, but expects that it will not have a material impact on its consolidated financial statements.

3.	Property, equipment and software, net of depreciation and amortization

Property, equipment and software, net as of September 30, 2017 and December 31, 2016 consisted of the following:

	September 30, 2017 (unaudited)	December 31, 2016
	(in thousands)
Capitalized website and software development costs	$746	$567
Computer equipment	1,823	895
Property and equipment	2,569	1,462
Accumulated amortization and depreciation	(1,093)	(452)
Property, equipment and software, net	$1,476	$1,010

Depreciation expense for nine months ended September 30, 2017 (unaudited) and 2016 (unaudited) and for the year ended December 31, 2016 was $0.6 million, $0.3 million, and $0.4 million, respectively.

4.	Intangible Assets, net of amortization

The following table sets forth the components of intangible assets subject to amortization, excluding goodwill for the nine months ended September 30, 2017 and the year ended December 31, 2016:

	September 30, 2017 (unaudited)				December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted-Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Weighted-Average Remaining Life
	(in thousands)			(years)	(in thousands)			(years)
Restaurant relationships	$17,400	$(3,828)	$13,572	9.4	$17,400	$(2,741)	$14,659	10.1
Diner acquisition	12,000	(4,526)	7,474	4.4	12,000	(3,240)	8,760	5.1
Developed technology	7,400	(3,907)	3,493	2.4	7,400	(2,797)	4,603	3.1
Trademarks	2,800	(1,849)	951	1.4	2,800	(1,324)	1,476	2.1
Total intangible assets	$39,600	$(14,110)	$25,490		$39,600	$(10,102)	$29,498

Intangible assets amortization expense for both the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited) was approximately $4.0 million. Intangible assets amortization expense for the year ended December 31, 2016 was approximately $5.3 million.

As of September 30, 2017, the estimated future amortization of purchased intangible assets was as follows:

(in thousands) (unaudited)
The remainder of 2017	$1,336
2018	5,344
2019	4,720
2020	3,327
2021	3,164
Thereafter	7,599
Total	$25,490

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

5.	Goodwill

Goodwill was approximately $111.0 million as of September 30, 2017 (unaudited) and December 31, 2016. Eat24’s goodwill is the result of its acquisition by the Parent on February 9, 2015, and represents the excess of purchase consideration over the fair value of assets and liabilities acquired. Management performed its annual goodwill impairment analysis as of September 30, 2017 (unaudited) and September 30, 2016 and concluded that goodwill was not impaired, as the fair value exceeded its carrying value.

6.	Income Taxes

Eat24’s long-lived assets and net revenue originate in the United States. Eat24 accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply to taxable income in the years in which the differences are expected to be reversed.

The components of the income tax benefit consisted of the following for the year ended December 31, 2016 and the nine months ended September 30, 2017 and 2016:

	Fiscal year ended	Nine months ended September 30,
	December 31, 2016	2017	2016
		(unaudited)	(unaudited)
	(in thousands)
Current:
Federal	$(1,136)	$1,757	$(1,127)
State	(201)	384	(198)
Total current	(1,337)	2,141	(1,325)
Deferred:
Federal	2,355	2,037	1,616
State	301	241	207
Total deferred	2,656	2,278	1,823
Total income tax benefit	$1,319	$4,419	$498

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of Eat24’s deferred tax assets and liabilities for the period presented:

	September 30, 2017
	(unaudited)	December 31, 2016
	(in thousands)
Deferred tax assets:
Reserves and other	$222	$269
Stock-based compensation	2,253	1,496
Total deferred tax assets	2,475	1,765

Deferred tax liabilities:
Depreciation	205	137
Intangible asset amortization	9,772	11,303
Total deferred tax liabilities	9,977	11,440
Net deferred tax liability	$7,502	$9,675

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

The differences between the U.S. federal statutory tax rate and Eat24’s effective rate for the year ended December 31, 2016 and the nine months ended September 30, 2017 and 2016 are reflected in the following table:

	Fiscal year ended	Nine months ended September 30,
	December 31, 2016	2017	2016
		(unaudited)	(unaudited)

Federal statutory rate	34.00%	34.00%	34.00%
State and local tax rate, net of federal effect	3.86%	4.51%	3.28%
Meals and entertainment	(0.55%)	(0.27%)	(0.85%)
Stock-based compensation	(3.79%)	1.99%	(9.92%)
Other	(0.04%)	-	(0.24%)
Effective tax rate	33.48%	40.23%	26.27%

Eat24’s operating results have historically been included in the Parent’s combined US Federal and state income tax returns. The provisions for income taxes in these financial statements have been determined on a separate return basis as if Eat24 filed its own tax returns. All tax attributes generated by Eat24, as calculated on a separate return methodology not used by the Parent historically, will be retained by the Parent. The income tax benefits related to net operating losses was reflected in the carved-out financial statements as a distribution to the Parent. Management considered and weighed the available evidence, both positive and negative, to determine whether it is more-likely-than-not that some portion, or all, of Eat24’s deferred tax assets will not be realized. Management has concluded that all of its deferred tax assets will be utilized against its deferred tax liability, and as such no valuation allowance has been established on such deferred tax assets for the periods presented.

Eat24 is subject to audit examinations at federal, state, and local levels by tax authorities in those jurisdictions. The tax matters challenged by the tax authorities may be complex; therefore, the ultimate outcome of these challenges is subject to uncertainty. Management does not believe that the carved-out operations gave rise to any material tax exposures and Eat24 and the Parent did not identify any issues that would meet the recognition threshold or would be impacted by the measurement provisions of the uncertain tax position guidance for the periods presented.

Eat24 does not expect that changes in the liability for unrecognized tax benefits during the next 12 months will have a significant impact on financial position or results of operations.

Eat24 incurred no expense for interest and penalties for the year ended December 31, 2016 and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited). As of September 30, 2017 (unaudited), Eat24 had recorded no liabilities related to tax penalties.

7.	Accrued Liabilities

Accrued liabilities as of September 30, 2017 and December 31, 2016 consisted of the following:

	September 30, 2017 (unaudited)	December 31, 2016
	(in thousands)
Accrued sales and marketing expenses	$1,081	$985
Accrued credit card fees	517	514
Accrued coupon liability	135	144
Other accrued expenses	240	256
Total other accruals	$1,973	$1,899

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

8.	Stock-based Compensation

Certain employees of Eat24 take part in various stock-based compensation plans which are managed by the Parent and based on shares in the Parent. Under its stock plan, the Parent has the ability to issue incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock units (“RSUs”), restricted stock awards (“RSAs”), performance units and performance shares. Additionally, the Parent may grant certain performance cash awards to employees, directors and consultants. The following stock-based compensation information, with the exception of the stock-based compensation expense allocated to Eat2, was presented in the Parent’s consolidated stock-based compensation disclosures and reflects consolidated information for Yelp Inc. and its subsidiaries.

Stock options are granted at a price per share not less than the fair value of a share of the Parent’s common stock at date of grant. Options granted generally vest over a four-year period, on one of four schedules: (a) 25% vesting at the end of one year and the remaining shares vesting monthly thereafter; (b) 10% vesting over the first year, 20% vesting over the second year, 30% vesting over the third year and 40% vesting over the fourth year; (c) ratably on a monthly basis; or (d) 35% vesting over the first year, 40% vesting over the second year and 25% vesting over the third year. Options granted are generally exercisable for up to 10 years.

The cost of RSUs and RSAs is determined using the fair value of the Parent’s common stock on the date of grant. RSUs and RSAs generally vest over a four-year period, on one of three schedules: (a) 25% vesting at the end of one year and the remaining vesting quarterly or annually thereafter; (b) 10% vesting over the first year, 20% vesting over the second year, 30% vesting over the third year and 40% vesting over the fourth year; or (c) ratably on a quarterly basis.

Total stock-based compensation expense for Eat24 for the year ended December 31, 2016 and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited) was approximately $4.7 million, $5.0 million, and $3.4 million, respectively. Total stock-based compensation expense allocated by the Parent to Eat24 includes approximately $1.3 million, $1.7 million, and $1.0 million in costs for the year ended December 31, 2016 and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited), respectively. Allocated stock-based compensation expense was recorded in the accompanying statements of operations based on the functional classification of the relevant employee.

Stock Options

The fair value of options granted to employees is estimated on the grant date using the Black-Scholes-Merton option valuation model. This valuation model for stock-based compensation expense requires the Parent to make assumptions and judgments about the variables used in the calculation, including the expected term (weighted-average period of time that the options granted are expected to be outstanding), the volatility in the fair market value of the Parent’s common stock, a risk-free interest rate, and expected dividends. No compensation cost is recorded for options that do not vest. The Parent uses the simplified calculation of expected life and volatility is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of the Parent. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option.

Eat24 uses the straight-line method for expense attribution. For the year ended December 31, 2016, the weighted-average assumptions were as follows:

Fiscal year ended
December 31, 2016
Dividend yield	0.00%
Annual risk-free rate	1.53%
Expected volatility	44.00%
Expected term (years)	5.84

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

A summary of stock option activity of the Parent for the nine months ended September 30, 2017 (unaudited) is as follows:

	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (thousands)	Weighted-Average Exercise Term (years)
Outstanding at December 31, 2016	8,018,941	$21.71	$147,673	6.10
Granted (unaudited)	920,850	34.60
Exercised (unaudited)	(1,216,110)	19.85
Cancelled (unaudited)	(210,770)	47.08
Outstanding at September 30, 2017 (unaudited)	7,512,911	$22.88	$162,770	5.85
Vested and expected to vest at September 30, 2017 (unaudited)	5,904,796	$20.32	$143,342	5.05

A summary of stock option activity of the Parent for the year ended December 31, 2016 is as follows:

	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value (thousands)	Weighted-Average Exercise Term (years)
Outstanding at December 31, 2015	8,206,356	$20.93	$92,454	6.44
Granted	1,341,250	23.58
Exercised	(1,290,205)	15.95
Cancelled	(238,460)	36.59
Outstanding at December 31, 2016	8,018,941	$21.71	$147,673	6.10
Vested and expected to vest at December 31, 2016	6,292,994	$19.18	$128,488	5.44

The following table summarizes information about outstanding and vested stock options of the Parent as of December 31, 2016:

	Options Outstanding			Options Vested and Exercisable
Exercise price range	Number of options	Weighted-average remaining life (years)	Weighted-average exercise price	Number of options	Weighted-average exercise price
$1.00 - $6.92	88,816	2.86	$4.48	84,649	$4.45
$7.16	2,196,634	4.01	7.16	2,196,634	7.16
$8.16 - $18.85	803,343	5.65	15.43	728,696	15.04
$18.91 - $21.13	733,521	9.06	20.53	280,551	20.55
$21.18	1,533,803	6.10	21.18	1,437,801	21.18
$21.24 - $26.03	936,234	6.95	24.01	606,256	25.02
$26.89 - $45.50	890,637	7.08	31.49	565,519	32.46
$47.79 - $78.18	818,028	7.73	56.18	382,097	60.02
$82.42	9,025	7.33	79.06	4,488	79.21
$94.42	8,900	7.16	94.42	6,303	94.42
Total	8,018,941	6.10	$21.71	6,292,994	$19.18

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

RSUs and RSAs

A summary of RSU and RSA activity of the Parent for the year ended December 31, 2016 was as follows:

	Restricted Stock Units		Restricted Stock Awards
	Shares	Weighted-Average Grant Date Fair Value	Shares	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2015	4,093,204	$39.45	312	$11.68
Granted	5,879,390	28.51	—	—
Vested	(1,813,712)	35.29	(312)	11.68
Cancelled	(1,068,417)	32.92	—	—
Outstanding at December 31, 2016	7,090,465	$32.43	—	$—

A summary of RSU activity of the Parent for the nine months ended September 30, 2017 was as follows:

	Restricted Stock Units
	Shares	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2016	7,090,465	$32.43
Granted (unaudited)	3,762,717	35.14
Vested (unaudited)	(2,086,837)	33.63
Cancelled (unaudited)	(1,188,887)	33.34
Outstanding at September 30, 2017 (unaudited)	7,577,458	$33.30

Employee Stock Purchase Plan (“ESPP”)

The ESPP allows eligible employees to purchase shares of the Parent’s common stock at a discount through payroll deductions of up to 15% of their eligible compensation, subject to any plan limitations, during designated offering periods. Employees are able to purchase shares at 85% of the fair market value of the Parent’s common stock on the last day of the offering period.

9.	Commitments and Contingencies

Office Facility Expenses

Eat24 itself was a party to no material lease agreements during the year ended December 31, 2016 and the nine months ended September 30, 2017 and 2016. The Parent provides facilities for Eat24 and charges a monthly allocation of its consolidated facilities expense to Eat24. Total facilities expense charged by the Parent and allocated to Eat24 during the year ended December 31, 2016 and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited) was $2.3 million, $2.1 million, and $1.8 million, respectively. This expense is allocated in the statements of operations based on employee headcount.

Legal Proceedings

Eat24 is subject to legal proceedings arising in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, management currently does not believe that the final outcome of any of these matters will have a material adverse effect on Eat24’s business, financial position, results of operations or cash flows.

Eat24, LLC

(Carve-out of Certain Operations of Yelp Inc.)

Notes to the Financial Statements (continued)

10.	Related Parties

Corporate expenses represent shared costs that have been allocated to Eat24 based on an appropriate methodology and are reflected as expenses in these carve-out financial statements. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Eat24’s information technology infrastructure, facilities, compliance, human resources, marketing, legal and finance functions, benefit plan administration, risk management, and stock-based compensation administration. Corporate expense allocations are generally based on one of two utilization measures: (i) full-time equivalent proportionate headcount and (ii) direct time spent. Amounts allocated for corporate expenses were deemed to have been paid by Eat24 in the year in which the payments were made by the Parent.

Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to Eat24 for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Eat24 had operated as a stand-alone entity. In addition, the expenses reflected in the carve-out financial statements may not be indicative of expenses that will be incurred in the future by Eat24.

In addition to the corporate allocations described above, Eat24 was allocated expenses related to certain business insurance, medical insurance and benefit plan programs the Parent administers on behalf of Eat24. These amounts were allocated using one of the two methodologies described above.

The amount of related-party corporate expenses charged to Eat24 by the Parent during the year ended December 31, 2016 and the nine months ended September 30, 2017 (unaudited) and 2016 (unaudited) were $4.9 million, $4.6 million and $3.6 million, respectively.

The net amount contributed from the Parent for the nine months ended September 30, 2017 (unaudited) and the distributed to the Parent for the year ended December 31, 2016 were $5.9 million and $10.5 million, respectively.

11.	Subsequent Events

Apart from the event disclosed below, there were no other subsequent events that require recognition or disclosure in these financial statements.

On October 10, 2017, pursuant to the Unit Purchase Agreement, dated as of August 3, 2017 (the “Purchase Agreement”), all of the issued and outstanding equity interests of Eat24 were acquired by Grubhub Holdings, a wholly owned subsidiary of Grubhub Inc.  At the closing of the acquisition, Grubhub Holdings paid approximately $280.4 million to the Parent in cash. Of such amount, $28.8 million will be held in escrow for an 18-month period after closing to secure Grubhub Holdings’ indemnification rights under the Purchase Agreement.

Immediately prior to the closing of the acquisition, the Parent also transferred to Eat24 certain assets of the Parent, which consisted of assets that were not then owned by Eat24 that are material to the operation of, or necessary to operate, the online and mobile food ordering service business conducted by the Parent and Eat24. The aforementioned transferred assets are included within these carve-out financial statement of Eat24 for each period presented.